As filed with the Securities and Exchange Commission on February 25, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

____________________________

FORWARD INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

____________________________

New York	13-1950672
(State or other jurisdiction of of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 Green Road, Suite E
Pompano Beach, Florida	33064
(Address of Registrant’s principal executive offices)	(Zip Code)

Forward Industries, Inc. Amended 2007 Equity Incentive Plan

(Full title of the plan)

James O. McKenna, Chief Financial Officer and Vice President

Forward Industries, Inc.

1801 Green Road Suite E

Pompano Beach, Florida 33064

(Name and address of agent for service)

(954) 360-6420
(Telephone number, including Area Code, of Agent for Service)

Copy of communications to:

Steven A. Malsin, Esq.

237 Upper Shad Road

Pound Ridge, New York 10576

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

[ ] Large accelerated filer [ ] Non-accelerated filer (Do not check if a smaller reporting company)	[ ] Accelerated filer [X] Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share (1)	400,000 (1)	US$2.28 (2)	US$912,000 (2)	US$65.03 (2)

(1)

Based on 400,000 shares of Common Stock issuable in respect of awards of (i) stock options or (ii) restricted Common Stock authorized pursuant to the Forward Industries, Inc. 2007 Equity Incentive Plan, as amended (the “Plan”).  Pursuant to Rule 416(a), this Registration Statement shall also cover an indeterminate number of additional shares of Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.  Represents an increase in the total number of shares reserved for issuance under the plan. An aggregate of 400,000 shares of Common Stock has been previously registered under a Registration Statement on Form S-8 (Registration No. 333-144442) with respect to the Plan.

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) and (c)  based on the average ($2.28) of the high and low sales prices of Registrant’s Common Stock as reported on the NasdaqSmallCap Market on February 23, 2010.

Registration of Additional Securities

Incorporation of Earlier Registration Statements By Reference

Explanatory Note

This Registration Statement on Form S-8 is filed by Forward Industries, Inc., a New York corporation (the “Company” or the “Registrant”), to register an additional 400,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable to eligible employees, directors, and officers of the Company in the form of awards of stock options or restricted stock pursuant to the Forward Industries, Inc., 2007 Equity Incentive Plan (as such plan has been amended as described in the next sentence, the “Plan”).  Such additional shares were authorized pursuant to an amendment of the Plan approved by the Board of Directors of the Company on December 8, 2009, and by shareholders of the Company on February 9, 2010.  This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement (as defined below) is effective and is submitted in accordance with General Instruction E, Registration of Additional Securities, of Form S-8.  In accordance with General Instruction E, the contents of the Company’s Registration Statement on Form S-8, No. 333-144442 (the “Prior Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”) on July 10, 2007, in respect of the Plan are hereby incorporated in this Registration Statement by reference and made a part hereof, except to the extent otherwise updated or modified by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information*

Item 2.    Registrant Information and Employee Plan Annual Information*

The contents of the Prior Registration Statement are incorporated herein by reference and made part hereof, except that references to the Plan mean the Forward Industries, Inc. 2007 Equity Incentive Plan, as amended.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The documents listed below previously filed with the Commission are incorporated by reference in this Registration Statement and shall be deemed a part hereof:

(a)      The Registrant’s Annual Report on Form 10-K filed on December 9, 2009, for the fiscal year ended September 30, 2009 (File No. 0-6669) filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)      The Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on December 28, 2009;

(c)      The Registrant’s Report on Form 10-Q filed with the Commission on February 8, 2010 (File No. 0-6669), filed pursuant to Section 13(a) or 15(d) of the Exchange Act;;

(d)      The Registrant’s Current Reports on Form 8-K filed with the Commission on December 9, 2009, December 16, 2009, and February 12, 2010 (File No. 0-6669), filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(e)      The description of the Registrant’s Common Stock set forth in its Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act  on November 3, 1972 (File No. 0-6669).

All documents filed by the Registrant with the Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except with respect to information furnished but not filed with the Commission pursuant to Item 2.02 or 7.01 of Form 8-K, only those reports that so indicate on the cover page thereof), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

The validity of the shares offered hereby will be passed on for the Registrant by Steven A. Malsin, Attorney at Law, the principal of which is the Secretary of the Company and owns options to purchase 10,000 shares of Common Stock, none of which securities are being registered under this Registration Statement.

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Item 6.   Indemnification of Directors and Officers

Under the New York Business Corporation Law (“BCL”), a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director of officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.  In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonable believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interest of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification.  Except as provided in the preceding sentence, unless ordered by a court pursuant to the BCL, any indemnification under the BCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the shareholders.

The indemnification described above under the BCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the BCL.

Article Ninth of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides as follows:

“To the fullest extent permitted by the New York Business Corporation Law as presently in effect or hereafter amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director.  Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.”

Article V of the Registrant’s Amended and Restated By-Laws provides as follows:

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“ARTICLE V. INDEMNIFICATION.     Section 501.  Indemnification by the Corporation. The Corporation shall, to the fullest extent permitted by applicable law, indemnify any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative (and whether or not (i) by or in the right of the Corporation to procure a judgment in its favor or (ii) by or in the right of any Other Entity (as defined below) which such person served in any capacity at the request of the Corporation, to procure a judgment in its favor), by reason of the fact that such person, or his or her testator or intestate, is or was a director or officer of the Corporation or served such Other Entity in any capacity at the request of the Corporation, against all judgments, fines, amounts paid in settlement and all expenses, including attorneys’ and other experts’ fees, costs and disbursements, actually and reasonably incurred by such person as a result of such action or proceeding, or any appeal therein, or actually and reasonably incurred by such person (a) in making an application for payment of such expenses before any court or other governmental body, or (b) in otherwise seeking to enforce the provisions of this Section 501, or (c) in securing or enforcing such person’s rights under any policy of director or officer liability insurance provided by the Corporation, if such person acted in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of services for any Other Entity, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that such person did not act in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any Other Entity, not opposed to, the best interests of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

However, (i) no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; (ii) no indemnification may be made if there has been a settlement approved by the court and the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement; and (iii) in the event of a proceeding by or in the right of the Corporation to procure a judgment in its favor, no indemnification may be made if it is settled or otherwise disposed of or such person shall have been finally adjudged liable to the Corporation, unless (and only to the extent that) the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Any expense described in the first paragraph of this Section 501 that is incurred by any person entitled to indemnification under this Section 501 shall be paid or reimbursed to such person by the Corporation in advance of the final disposition of any related action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount to the Corporation to the extent, if any, that such person (i) is ultimately found not to be entitled to indemnification or (ii) receives reimbursement for such expenses under a policy of insurance paid for by the Corporation. Such advances shall be paid by the Corporation to such person within twenty days following delivery of a written request therefor by such person to the Corporation. No payment made by the Corporation pursuant to this paragraph shall be deemed or construed to relieve the issuer of any insurance policy of any obligation or liability which, but for such payment, such insurer would have to the Corporation or to any director or officer of the Corporation or other individual to whom or on whose behalf such payment is made by the Corporation.

The indemnification and advancement of expenses provided by this Section 501: (i) shall continue as to the person entitled to indemnification hereunder even though he or she may have ceased to serve in the capacity that entitles him or her to indemnification at the time of the action or proceeding and (ii) shall inure to the benefit of the heirs, executors and administrators of such person.

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     A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in this Section 501 shall be entitled to (i.e., has a legally binding right against the Corporation to) the indemnification authorized by this Section 501. Except as provided in the immediately preceding sentence, any indemnification provided for in this Section 501 (unless ordered by a court under Section 724 of the Business Corporation Law), shall be made by the Corporation only if authorized in the specific case:

     (1) By the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding for which indemnification is sought, upon a finding that the person seeking indemnification has met the standard of conduct set forth in the first two paragraphs of this Section 501, or,

     (2) If a quorum under the immediately preceding subparagraph is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

          (A) by the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in said first two paragraphs has been met by such person, or

          (B) by the shareholders upon a finding that the person has met the applicable standard of conduct set forth in said first two paragraphs.

     Notwithstanding any other provision hereof, no amendment or repeal of this Section 501, or any other corporate action or agreement which prohibits or otherwise limits the right of any person to indemnification or advancement or reimbursement of reasonable expenses hereunder, shall be effective as to any person until the 60th day following notice to such person of such action, and no such amendment or repeal or other corporate action or agreement shall deprive any person of any right hereunder arising out of any alleged or actual act or omission occurring prior to such 60th day.

     The Corporation is hereby authorized, but shall not be required, to enter into agreements with any of its directors, officers or employees providing for rights to indemnification and advancement and reimbursement of reasonable expenses, including attorneys’ fees, to the extent permitted by law, but the Corporation’s failure to do so shall not in any manner affect or limit the rights provided for by this Section 501 or otherwise.

     For purposes of this Section 501, the term “the Corporation” shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions, and the term “Other Entity” shall mean a corporation (other than the Corporation) of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise. For purposes of this Section 501, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation or any subsidiary thereof also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to any employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.”

In addition the Registrant maintains Directors and Officers Liability insurance.

Item 7.   Exemption from Registration Claimed

Not applicable.

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Item 8.   Exhibits

The Exhibits required to be filed as part of this Registration Statement are listed in the attached index to Exhibits and are incorporated herein by reference.  In addition, as part of the response to this Item, the Registrant hereby makes the undertaking set forth in paragraph (d) of Item 9.

Item 9.   Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)      To the extent required, the undersigned Registrant has submitted or will submit the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Pompano Beach, State of Florida on the 25th  day of February, 2010.

FORWARD INDUSTRIES, INC.
By: /s/Douglas W. Sabra
Douglas W. Sabra
Acting Chairman of the Board and President (Principal Executive Officer)

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below constitutes and appoints Douglas W. Sabra and James O. McKenna, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Douglas W. Sabra Douglas W. Sabra	President and Acting Chairman of the Board (Principal Executive Officer)	February 25, 2010
/s/James O. McKenna James O. McKenna	Chief Financial Officer and Vice President (Principal Financial Officer and Principal Accounting Officer)	February 25, 2010
/s/John F. Chiste John F. Chiste	Director	February 25, 2010
/s/Bruce Galloway Bruce Galloway	Director	February 25, 2010
/s/Fred Hamilton Fred Hamilton	Director	February 25, 2010
/s/Louis Lipschitz Louis Lipschitz	Director	February 25, 2010
/s/Michael M. Schiffman Michael M. Schiffman	Director	February 25, 2010

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EXHIBIT INDEX

Number	Description
4.1	Forward Industries, Inc. 2007 Equity Incentive Plan, as amended *
5	Opinion of Steven A. Malsin, Esq.*
23.1	Consent of Steven A. Malsin, Esq. (included in Exhibit 5)
23.2	Consent of Kaufman, Rossin & Co., P.A.*
24	Powers of Attorney (included in signature pages hereto).*

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